Exhibit 99.4

Preliminary Results for the Three Months and Six Months Ended June 30, 2019

The following includes preliminary financial results of Nesco for the three months and six months ended June 30, 2019. Nesco has not finalized its financial statements for the three and six months ended June 30, 2019 and, consequently, you should not place undue reliance on this preliminary information. For the three months ended June 30, 2019, Nesco expects its revenue to be in the range of $62.5 million to $63.5 million, net loss to be between $5.8 million to $4.8 million and Adjusted EBITDA to be between $30.0 million and $31.0 million. For the six months ended June 30, 2019, Nesco expects its revenue to be in the range of $124.0 million to $125.0 million, net loss to be between $12.5 million to $11.5 million, Adjusted EBITDA to be between $60.4 million and $61.4 million and Run-Rate Adjusted EBITDA for the twelve-month period ended June 30, 2019, to be between $130.9 million and $132.1 million.

Nesco’s business plan includes investment in new equipment units to grow its fleet and an expansion of its PTA segment by adding locations. In the quarter ended June 30, 2019, Nesco accelerated several of the initiatives included in its business plan for 2019. This included (1) accelerating its equipment purchase program, shifting capital expenditures planned for the second half of 2019 into the second quarter of 2019, providing an opportunity to capture additional revenue and EBITDA from new units being added to the fleet sooner than the base plan called for and (2) accelerating the roll-out of new PTA locations, providing an opportunity to capture additional revenue and EBITDA sooner than in the plan. The investments under Nesco’s business plan and the acceleration of these initiatives resulted in an increase in the borrowings under Nesco’s revolving credit facility (the “Existing Nesco ABL Facility”) from $215.0 million as of March 31, 2019 to $243.0 million as of June 30, 2019.

Nesco has prepared an adjustment to Adjusted EBITDA in order to reflect the full-year impact to Adjusted EBITDA of the additional capital expenditures related to equipment added to the fleet during the twelve-month period ended June 30, 2019. This adjustment is calculated assuming that the net units added to the fleet in the period had been part of the fleet from the first day of the period. The adjustment is calculated by subtracting the average fleet count for the twelve-month period ended June 30, 2019 from the ending fleet count as of June 30, 2019, and multiplying that number by the average rate per day for the period, multiplied by the average utilization for the period, multiplied by 365 days in the period, and applying an 80.0% estimated Adjusted EBITDA margin on that incremental revenue.

The following table reconciles (i) Nesco’s estimated net income to its estimate of Adjusted EBITDA for the three and six months ended June 30, 2019, (ii) Nesco’s net income to Adjusted EBITDA for the three and six months ended June 30, 2018 and (iii) Nesco’s estimated net income to its estimate of Adjusted EBITDA for the twelve months ended June 30, 2019.

	Three Months Ended June 30, 2019		Three Months Ended June 30,	Six Months Ended June 30, 2019		Six Months Ended June 30,	Twelve Months Ended June 30, 2019
(In millions)	Low	High	2018	Low	High	2018	Low	High
Net loss	$(5.8)	$(4.8)	$(5.4)	$(12.5)	$(11.5)	$(8.4)	$(19.6)	$(18.6)
Interest expense	14.9	14.9	14.1	29.8	29.8	27.5	59.1	59.1
Income tax expense (benefit)	0.4	0.4	0.5	0.8	0.8	0.8	1.8	1.8
Depreciation expense	17.2	17.2	15.8	34.2	34.2	31.4	67.1	67.1
Amortization expense	0.7	0.7	0.7	1.4	1.4	1.4	2.9	2.9
EBITDA	27.4	28.4	25.7	53.8	54.8	52.6	111.3	112.3
Adjustments:
Non-cash purchase accounting impact(a)	0.1	0.1	1.0	0.7	0.7	1.8	2.5	2.5
Transaction and process improvement costs(b)	2.0	2.0	1.1	4.5	4.5	1.5	5.6	5.6
Major repairs(c)	0.4	0.4	0.3	1.1	1.1	0.8	1.8	1.8
Share-based payments(d)	0.1	0.1	0.3	0.2	0.2	0.6	0.7	0.7
Other non-recurring items(e)	—	—	—	(0.0)	(0.0)	0.3	2.6	2.6
Adjusted EBITDA	$30.0	$31.0	$28.4	$60.4	$61.4	$57.6	$124.5	$125.5

(a)	Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment sold. The equipment acquired received a purchase step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to the credit agreement governing the Existing Nesco ABL Facility and the indenture governing the senior secured second lien notes (“Existing Nesco Notes”).

(b)	For the three and six months ended June 30, 2019, represents transaction costs related to Nesco’s agreement and plan of merger with Capitol. For the twelve months ended December 31, 2018, represents transaction costs related to amendments of credit facilities and expenses incurred related to internal process improvements, realignments and transaction costs related to the N&L Line Equipment and Bethea Tool and Equipment acquisitions. Pursuant to the credit agreement governing the Existing Nesco ABL Facility and the indenture governing the Existing Nesco Notes, expenses incurred in connection with acquisitions, are amounts to be included in the calculation of Adjusted EBITDA.
(c)	Represents the undepreciated cost of replaced chassis components from heavy maintenance, repair and overhaul activities associated with our fleet, which is an adjustment pursuant to the credit agreement governing the Existing Nesco ABL Facility and the indenture governing the Existing Nesco Notes.
(d)	Represents non-cash stock compensation expense associated with the issuance of the Class B Profits Interest Awards by NESCO Holdings, LP on February 26, 2014, which is an adjustment pursuant to the credit agreement governing the Existing Nesco ABL Facility and the indenture governing the Existing Nesco Notes. See Note 11, Share-Based Compensation Plans, to Nesco’s audited consolidated financial statements for additional information.
(e)	For the six months ended June 30, 2019 and 2018 and the twelve months ended June 30, 2019, represents other adjustments pursuant to the credit agreement governing the Existing Nesco ABL Facility and the indenture governing the Existing Nesco Notes. For the year ended December 31, 2018, this adjustment includes rental expense incurred in 2018 for fleet equipment that had been rented under the terms of an operating lease that was terminated in October 2018.

The following table presents the adjustments to Nesco’s estimated Adjusted EBITDA for the twelve months ended June 30, 2019 to derive Run-Rate Adjusted EBITDA for the twelve months ended June 30, 2019.

	For the Twelve Months Ended June 30, 2019
(In millions, except units, per day amounts, utilization days and Adjusted EBITDA margin)	Low	High
Ending units (A)	4,257	4,257
Average units (B)	4,054	4,054

Rate per day (C)	$138	$140
Utilization (D)	79.5%	80.5%
Days (E)	365	365

Run-rate revenue adjustment (A – B) x C x D x E	$8.1	$8.3
Adjusted EBITDA margin on incremental revenue	80.0%	80.0%
Run-rate EBITDA adjustment	$6.5	$6.6

Adjusted EBITDA	$124.5	$125.5
Plus: Run-rate EBITDA adjustment	6.5	6.6
Run-Rate Adjusted EBITDA	$130.9	$132.1

Estimates of results are inherently uncertain and subject to change, and Nesco undertakes no obligation to update this information. Nesco’s estimates may differ from actual results. Actual results remain subject to the completion of management’s and the audit committee’s final review, as well as the quarterly review by Nesco’s independent registered public accounting firm. In light of the foregoing, you are cautioned not to place undue reliance on the estimates. The estimates set forth above were prepared by Nesco’s management and are based upon a number of assumptions.

The preliminary financial data has been prepared by, and is the responsibility of, management. Neither Deloitte & Touche LLP nor Marcum LLP, Nesco’s and Capitol’s auditors, respectively, has audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, neither Deloitte & Touche LLP nor Marcum LLP expresses an opinion or any other form of assurance with respect thereto.